Exhibit 10.23


                      REFERRAL FEE AGREEMENT


This Agreement is dated July 23 , 2004, and is among and between GK Intelligent Systems, Inc. (the "Company") and Shay Kronfeld (who hereinafter
shall be referred to as the "Referrer.")    This Agreement is a non-exclusive
agreement and shall remain in effect until either party cancels it in writing at which time the Agreement will immediately terminate.

The Referrer shall receive a referral fee as described below as soon as practical after each Closing of an acquisition that is directly the result of
a facilitated introduction by the Referrer to the Company.   In the event this
Agreement is terminated by either party, the Company shall pay a referral fee to the Referrer for all facilitated introductions they have made that result in a Closed acquisition by the Company within twelve months after the termination of the Agreement.

The referral fee shall be calculated by taking the total consideration paid for an acquisition (the "Acquisition Cost") and multiplying that by the following percentage:

     .    For the first $1 million of Acquisition Cost         5 %
     .    For the next $1 million                              4 %
     .    For the next $1 million                              3 %
     .    For the next $1 million                              2 %
     .    For all consideration above $4 million               1 %

The referral fee shall be paid in the same manner and in the same ratio as that of the transaction e.g. cash, common stock, restricted common stock, etc.

The Company and the referrer shall each bear their own operating expenses including all travel expenses related to the execution of this Agreement.

If a dispute arises out of or relates to this Agreement or the breach thereof and if the dispute cannot be settled through negotiation, the parties agree to settle the dispute through binding arbitration administered by the American Arbitration Association.


Agreed and accepted:

For the Referrer:                       For the Company:

/s/ Shay Kronfeld                       /s/ Gary Kimmons
_________________________________       __________________________________
Shay Kronfeld                           Gary F. Kimmons
                                        President & CEO
                                        GK Intelligent Systems, Inc.